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                                                                     Exhibit 5.1

February 8, 2006


Global Traffic Network, Inc.
7251 West Lake Mead Boulevard, Suite 300
Las Vegas, Nevada  89128

      Re:  Registration Statement on Form S-1

Ladies and Gentlemen:

In connection with the Registration Statement on Form S-1 filed by Global Traffic Network, Inc. (the "Company") with the Securities and Exchange Commission on December 16, 2005, relating to the public offering of 3,400,000 shares of Common Stock, $.001 par value, to by offered by the Company (plus up to an additional 510,000 shares to be offered by the Company if the underwriters exercise in full their over-allotment option), please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for purposes of this opinion, it is our opinion that:

       1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware; and

       2. The shares of Common Stock being offered by the Company have been duly authorized and, when issued and paid for as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising a part of the Registration Statement.

Very truly yours,


/s/ MASLON EDELMAN BORMAN & BRAND, LLP